Exhibit 10.1

Named Executive Officer Salary Actions

Name	2004 Salary*	Increase	Percentage Increase	2005 Salary

John D. Finnegan	$1,200,000	$75,000	6.3%	$1,275,000
John J. Degnan	585,000	25,000	4.3%	610,000
Thomas F. Motamed	655,000	30,000	4.6%	685,000
Michael O’Reilly	600,000	35,000	5.8%	635,000
Paul J. Krump	395,000	22,500	5.7%	417,500

*         Salary increases take effect April 1 of each year.